OMB APPROVAL

OMB Number:	3235-0059
Expires:	August 31, 2004
Estimated average burden hours per response	14.73

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Duke Realty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

600 East 96th Street

Suite 100
Indianapolis, Indiana 46240
(317) 808-6000

March 17, 2004

Dear Shareholder:

      The Board of Directors and officers of Duke Realty Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Wednesday, April 28, 2004, at 3:00 p.m. local time, at the Parkwood Four Conference Center, 500 East 96th Street, Indianapolis, Indiana 46240. To reserve your seat at the annual meeting, please call 800-875-3366 or send an email to ir@dukerealty.com. As in past years, we believe that both the shareholders and management of Duke Realty Corporation can gain much through participation at this meeting. Our objective is to make it as informative and interesting as possible.

      The formal notice of this annual meeting and the proxy statement appear on the following pages. We hope that you will attend this meeting. Whether or not you attend, we urge you to vote by mail, by telephone or on the Internet in order to ensure that your votes on the business matters of the meeting will be recorded.

      We look forward to seeing you on April 28th.

Sincerely,

Thomas L. Hefner
Chairman and Chief Executive Officer

Notice of the Annual Meeting of Shareholders	1
General Information	2
Proposal 1. Election of Directors	5
• Directors’ Biographies	5
• Board Committees	8
• Board Committee Membership and Meetings	9
• Compensation of Directors	10
• Audit Committee Report	11
• Fees Paid to Independent Accountants	12
Compensation of Executive Officers
• Report of the Executive Compensation Committee	13
• Compensation Committee Interlocks and Insider Participation	15
• Stock Purchase Plans	16
• Employment and Severance Agreements	16
• Performance Graph	17
• Summary Compensation Table	18
• Stock Option Grants in 2003	19
• Aggregated Option Exercises and Year-End Option Values	20
• Long-Term Incentive Plan Awards	20
• Equity Compensation Plan Information	21
Ownership of Company Shares	22
Related Party Transactions	23
Proposal 2. Ratification of Independent Auditors	24
Proposal 3. A shareholder proposal to separate the positions of Chairman of the Board and Chief Executive Officer	24
Section 16(a) Beneficial Ownership Reporting Compliance	26
Shareholder Proposals for 2005 Annual Meeting	27
Annual Report	27
Other Matters	27
Appendix A — Audit Committee Charter	28
Appendix B — Corporate Governance Committee Charter	31
Appendix C — Executive Compensation Committee Charter	34
Appendix D — Finance Committee Charter	37

QUESTIONS AND ANSWERS
PROPOSAL ONE: ELECTION OF DIRECTORS
BOARD COMMITTEES
2003 BOARD COMMITTEE MEMBERSHIP AND MEETINGS
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT ACCOUNTANTS
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
STOCK PURCHASE PLANS
EMPLOYMENT AND SEVERANCE AGREEMENTS
PERFORMANCE GRAPH
SUMMARY COMPENSATION TABLE
Stock Option Grants in 2003
Aggregated Option Exercises and Year-End Option Values
Long-Term Incentive Plan Awards
Equity Compensation Plan Information
OWNERSHIP OF COMPANY SHARES
RELATED PARTY TRANSACTIONS
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL THREE: SHAREHOLDER PROPOSAL
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
ANNUAL REPORT
OTHER MATTERS

600 East 96th Street

Suite 100
Indianapolis, Indiana 46240
(317) 808-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 28, 2004

      Notice is hereby given that the Annual Meeting of Shareholders of Duke Realty Corporation (the “Company”) will be held at the Parkwood Four Conference Center, 500 East 96th Street, Indianapolis, Indiana 46240, on Wednesday, April 28, 2004, at 3:00 p.m. local time. At this meeting, the shareholders will be asked to act on the following matters:

1. To elect 15 Directors of the Company;

2. To ratify the appointment by the Board of Directors of KPMG LLP as the Company’s independent auditors for the calendar year 2004;

3. To act on a shareholder proposal to separate the positions of Chairman of the Board and Chief Executive Officer, if properly presented at the Annual Meeting; and

4. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

      Only shareholders of record at the close of business on Monday, March 1, 2004 are entitled to notice of and to vote at the Annual Meeting. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum. Your vote is important regardless of the number of shares you own.

      The Company’s Annual Report for the year ended December 31, 2003 is also enclosed.

By order of the Board of Directors,

Howard L. Feinsand
Secretary

Indianapolis, Indiana

March 17, 2004

600 East 96th Street

Suite 100
Indianapolis, Indiana 46240
(317) 808-6000

QUESTIONS AND ANSWERS

Why did I receive this proxy?

      The Board of Directors of Duke Realty Corporation (the “Company”) is soliciting proxies to be voted at the Annual Meeting. The Annual Meeting will be held Wednesday, April 28, 2004, at 3:00 p.m. local time at the Parkwood Four Conference Center, 500 East 96th Street, Indianapolis, Indiana 46240. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

Who is entitled to vote?

      All shareholders of record as of the close of business on Monday, March 1, 2004 (the “Record Date”) are entitled to vote at the Annual Meeting.

What is the quorum for the Meeting?

      A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the Record Date, 138,173,273 shares of common stock were issued and outstanding.

How many votes do I have?

      Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

How do I vote?

• By Mail:	Vote, sign, date your card and mail it in the postage-paid envelope

• In Person:	At the Annual Meeting

• By Telephone:	Call toll-free 1-800-776-9437 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

• Via Internet:	Log on to www.voteproxy.com and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card.

How do I vote my shares that are held by my broker?

      If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting by mail, telephone and on the Internet.

What am I voting on?

      You will be voting on the following proposals:

Proposal One: The election of 15 Directors of the Company

Proposal Two: The ratification of the appointment of KPMG LLP as the Company’s independent auditors for the calendar year 2004

Proposal Three: A shareholder proposal to separate the positions of Chairman of the Board and Chief Executive Officer

Will there be any other items of business on the agenda?

      We do not expect any other items of business because the deadline for shareholder proposals and nominations has passed. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Thomas L. Hefner, Dennis D. Oklak and Howard L. Feinsand with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

      The election of each Director requires the affirmative vote of at least a majority of the common stock present in person or represented by proxy and entitled to vote for the election of Directors. The holder of each outstanding share of common stock is entitled to vote for as many persons as there are Directors to be elected. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, but will not be treated as a vote against the nominee.

      The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

      If the shareholder proposal is properly presented at the Annual Meeting, approval of the proposal will require the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote. Abstentions will be counted toward the tabulation of votes and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

What happens if I return my proxy card without voting on all proposals?

      When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction on a proposal, the proxy will be voted in favor of (FOR) Proposals One and Two and against (AGAINST) Proposal Three.

Will anyone contact me regarding this vote?

      No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although the Company reserves the right to engage solicitors if it deems them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Who has paid for this proxy solicitation?

      The Company has paid the entire expense of this proxy statement and any additional materials furnished to shareholders.

May shareholders ask questions at the Annual Meeting?

      Yes. There will be time allotted at the end of the meeting when Company representatives will answer questions from the floor.

How do I submit a proposal for the 2005 Annual Meeting?

      If a shareholder wishes to have a proposal considered for inclusion in the proxy statement prior to the 2005 Annual Meeting, he or she must submit the proposal in writing to the Company (attention Howard L. Feinsand, Secretary) so that it is received by November 17, 2004. Shareholders are also advised to review the Company’s by-laws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and Director nominations.

      The Board of Directors of the Company will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2005 Annual Meeting. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which the Company is not properly notified at its principal executive offices on or before 60 days prior to the Annual Meeting, and also retain such authority under certain other circumstances.

What does it mean if I receive more than one proxy card?

      It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return vote all proxy cards to ensure that all your shares are voted.

When was this proxy statement mailed?

      This proxy statement, the enclosed proxy card and the Annual Report were mailed to shareholders beginning on or about March 17, 2004.

How do I receive future proxy materials electronically?

      If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. To do so, please log on to www.voteproxy.com and click on “Enroll to receive mailings via e-mail”. You will need to refer to the company number and the account number on the proxy card. If you later wish to receive the statements and reports by regular mail, this e-mail enrollment may be cancelled.

Can I find additional information on the Company’s website?

      Yes. Our website is located at www.dukerealty.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of conduct, corporate governance guidelines, charters of board committees and reports that we file with the SEC. A copy of our code of conduct, corporate governance guidelines and each of the charters of our board committees may be obtained free of charge by writing to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF DIRECTORS

      Our Board of Directors currently consists of Barrington H. Branch, Gary A. Burk, Geoffrey Button, William Cavanaugh III, Ngaire E. Cuneo, Charles R. Eitel, Thomas L. Hefner, L. Ben Lytle, William O. McCoy, John W. Nelley, Jr., James E. Rogers, Jack R. Shaw, Robert J. Woodward, Jr. and Darell E. Zink, Jr. As a result of the amendment to the Articles of Incorporation approved last year by the Company’s shareholders to de-stagger the Board of Directors and require the annual election of all Board members beginning in 2004, the terms of office of each of our directors expire at the Annual Meeting. Based on the recommendation of our corporate governance committee, each of these persons and Dennis D. Oklak, the Company’s President and Chief Operating Officer, have been nominated for election at the Annual Meeting as directors for one-year terms, to hold office until the 2005 Annual Meeting and until their successors are elected and qualified.

      No security holder that held a beneficial ownership interest in the Company’s stock of 5% or more for at least one year recommended any candidates to serve on the Board of Directors.

      If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

      The election of each Director requires the affirmative vote of the holders of at least a majority of the common stock present in person or represented by proxy and entitled to vote for the election of Directors. The holder of each outstanding share of common stock is entitled to vote for as many persons as there are Directors to be elected. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, but will not be treated as a vote against the nominee.

      The Board of Directors unanimously recommends that shareholders vote “FOR” the election of each of the nominees.

Nominees for Election as Directors

Barrington H. Branch, Age 63

Mr. Branch has served as President of The Branch-Shelton Company, LLC, a private investment banking firm, since 1998. From October 1991 to February 1997, Mr. Branch was President and Chief Executive Officer of DIHC Management Corporation, a wholly owned U.S. real estate investment subsidiary of Pensioenfonds PGGM. He has served as a Director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company.

Gary A. Burk, Age 52

Mr. Burk has served as Vice Chairman of the Board since January 2003. During 2003, he also served as Executive Vice President, Construction. From March 2002 until January 2003, Mr. Burk served as Co-Chief Operating Officer of the Company. Prior to that time and since 1993, Mr. Burk served as the Company’s Executive Vice President, Construction.

Geoffrey Button, Age 55

Mr. Button has been engaged as an independent real estate and financing consultant since 1995. Prior to December 1995, he was the Executive Director of Wyndham Investments, Ltd., a property holding company of Allied Domecq Pension Funds. Mr. Button has served as a Director of the Company since 1993.

William Cavanaugh III, Age 65

Mr. Cavanaugh has served as the Chairman of Progress Energy, Inc. since August 1999. From August 1999 through February 2004, he served as Chief Executive Officer of Progress Energy, Inc. From August 1999 through October 2002 he also served as President of Progress Energy, Inc. and serves or has served as chairman, president and/or chief executive officer of certain affiliates of Progress Energy, Inc. He previously served as President and Chief Executive Officer of Carolina Power & Light Company (CP&L), one of the predecessors to Progress Energy, Inc., from October 1996 to August 1999 and as President and Chief

Operating Officer of CP&L from September 1992 to October 1996. He has served as a Director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company. Mr. Cavanaugh is the chair of the Company’s Corporate Governance Committee and also serves as the Company’s Lead Director.

Ngaire E. Cuneo, Age 53

Ms. Cuneo currently is a partner of Red Associates, LLC a venture capital firm in the financial services sector. Ms. Cuneo served as a consultant to Conseco, Inc. from March 2001 through December 2001. From 1992 through March 2001, she was an Executive Vice President of Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Conseco, Inc. filed a petition for bankruptcy in December 2002. Ms. Cuneo has served as a Director of the Company since 1995.

Charles R. Eitel, Age 54

Mr. Eitel has served as Chairman and Chief Executive Officer of The Simmons Company, an Atlanta based manufacturer of mattresses, since 2000. From February 1997 through January 2000, Mr. Eitel was the President and Chief Operating Officer of Interface, Inc. He currently serves on the board of directors of The Simmons Company and American Fidelity Assurance. He has served as a Director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company.

Thomas L. Hefner, Age 57

Mr. Hefner has served as Chairman of the Board of the Company since 1998 and as the Company’s Chief Executive Officer since 1993. Mr. Hefner has served as a Director of the Company since 1993 and also has served as a member of the Board of Governors for the National Association of Real Estate Investment Trusts, and the board of directors for the Central Indiana Corporate Partnership and the Nature Conservancy of Indiana. In addition, he serves on the Dean’s Advisory Council of Purdue University’s Krannert School of Business.

L. Ben Lytle, Age 57

Mr. Lytle is Chairman Emeritus, a member of the Board of Directors and Presiding Director of Executive Sessions of the Board of Anthem, Inc., a national insurance and financial services firm. From October 1999 to May 2003, Mr. Lytle served as a non-executive Chairman of the Board. Prior to October 1999 and since 1997, Mr. Lytle was the Chairman, President and Chief Executive Officer of Anthem, Inc. From 1989 through 1997, he was the President and Chief Executive Officer of Anthem, Inc. Mr. Lytle has served as a Director of the Company since 1996 and is a director of Anthem, Inc., Monaco Coach Corporation and USI, Inc. He is an Executive-in-Residence at the University of Arizona School of Business, Adjunct Fellow and member of the Board of Trustees of the American Enterprise Institute and Senior Fellow and member of the Board of Trustees of the Hudson Institute.

William O. McCoy, Age 70

Mr. McCoy has been a partner of Franklin Street Partners, an investment management firm in Chapel Hill, North Carolina since 1997. From April 1999 to August 2000, Mr. McCoy served as Interim Chancellor of the University of North Carolina at Chapel Hill. Mr. McCoy was Vice President-Finance for the University of North Carolina from February 1995 to November 1998. He retired as Vice Chairman of Bell South Corporation in December 1994. He has served as a Director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company. Mr. McCoy also serves on the board of directors of Progress Energy, Inc., Fidelity Investments, Liberty Corporation and North Carolina Capital Management Trust. The Board of Directors has determined that Mr. McCoy, who serves as the chairman of the Company’s Audit Committee, qualifies as a “financial expert.”

John W. Nelley, Jr., Age 55

Mr. Nelley has served as a Managing Director of the Company with responsibilities for the Company’s office and industrial activities in Nashville, Tennessee since 1999 and served in that same capacity for Weeks Corporation from 1996 to 1999. He has served as a Director of the Company since 1999 and served as a director of Weeks Corporation from 1996 to 1999. Mr. Nelley serves as the General Partner of NWI Warehouse Group L.P., the real estate assets of which were transferred to Weeks Corporation in 1996. Mr. Nelley practiced as a lawyer and CPA in Nashville, Tennessee from 1973 until 1996.

Dennis D. Oklak, Age 50

Mr. Oklak was named President and Chief Operating Officer of the Company in January 2003. He had been Co-Chief Operating Officer of the Company since April 2002. Mr. Oklak joined the Company in 1986 and was later named Vice President and Treasurer in 1993. Mr. Oklak assumed the position of Executive Vice President and Chief Administrative Officer in 1997. Mr. Oklak is a member of the board of directors of recreational vehicle maker Monaco Coach Corporation and serves on Ball State University’s Miller College of Business Executive Advisory Board.

James E. Rogers, Age 56

Mr. Rogers has served as Chairman, President and Chief Executive Officer of Cinergy Corp., a regional utility holding company since December 2000. He held the position of Vice Chairman, President and Chief Operating Officer of Cinergy Corp. from 1994 to December 2000. Mr. Rogers has served as a Director of the Company since 1994 and also serves on the board of directors of Cinergy Corp. and Fifth Third Bancorp.

Jack R. Shaw, Age 61

Since August 2002, Mr. Shaw has been the Vice President and Treasurer of the Regenstrief Foundation. From 1986 to June 2002, Mr. Shaw served as managing partner of the Indianapolis office of Ernst & Young. He has served as a director of the Company since 2003. Mr. Shaw serves or has served on the board of directors of many community organizations including the Arts Council of Indianapolis, the Indianapolis Chamber of Commerce, the Indianapolis Convention and Visitors Association, the Children’s Museum of Indianapolis, United Way of Central Indiana, and the Central Indiana Corporate Partnership. In addition, Mr. Shaw serves on the Dean’s Advisory Council of the Indiana University Kelley School of Business. The Board of Directors has determined that Mr. Shaw, who serves on the Company’s Audit Committee, qualifies as a “financial expert.”

Robert J. Woodward, Jr., Age 62

Mr. Woodward has served as a director of the Company since 2002. From 1995 to 2002 he was Executive Vice President — Chief Investment Officer of Nationwide, which is one of the largest insurance and financial service organizations in the world. Mr. Woodward currently serves as Chairman of the Board of The Palmer-Donavin Manufacturing Company, a regional building materials distribution company based in Columbus, Ohio. He has held this position since 1997. Mr. Woodward also serves on the Pension Management and Investment Council of Battelle Memorial Institute.

Darell E. Zink, Jr., Age 57

Mr. Zink has served as Vice Chairman of the Board since January 2003. From 1993 through 2003, Mr. Zink served as Executive Vice President and Chief Financial Officer. He has been with the Company in various capacities since 1982 and has served as a Director since 1993. Mr. Zink also serves as a member of the board of directors of Citizens Gas & Coke Utility, Fifth Third Bank of Indiana, the CICOA Foundation, the Indianapolis Chamber of Commerce, VEI/ IMM (a subsidiary of Community Hospitals), Vanderbilt University Alumni Board and Educational Choice. He also serves as chairman of the Inroads Advisory Board.

Independent Directors

      Under the Company’s articles of incorporation, at least a majority of the Directors must consist of persons who are “unaffiliated directors,” which means only those persons who are not officers or employees of the Company or any of its affiliates. Commencing with the annual meeting in 2005, this requirement will increase to 75%. Because none of Mr. Branch, Mr. Button, Mr. Cavanaugh, Ms. Cuneo, Mr. Eitel, Mr. Lytle, Mr. McCoy, Mr. Rogers, Mr. Shaw or Mr. Woodward are currently officers or employees of the Company or any of its affiliates, over 70% of the Company’s current Board consists of unaffiliated directors.

      Under the enhanced corporate governance standards of the New York Stock Exchange (“NYSE”), at least a majority of the Company’s Directors, and all of the members of the Company’s Audit Committee, Executive Compensation Committee and Corporate Governance Committee, must meet the test of “independence” as defined by the NYSE. The new NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that each of the unaffiliated directors listed above satisfies the bright line criteria and that none has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board. Therefore, the Company believes that each of such Directors, or over 70% of the Company’s current Board, is independent under the NYSE rules.

Director Retirement Policy

      The Board of Directors has established a policy requiring a Director to resign from the Board no later than the date of the Annual Meeting following such Director’s 72nd birthday.

BOARD COMMITTEES

      The Board of Directors has four standing committees, with each committee described below. The members of each committee are also listed below. The members of each of the committees are comprised solely of independent Directors.

Audit Committee

      The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices, the quality and integrity of the financial reports and other operating controls of the Company. The committee also recommends the selection of the independent auditors to the Board of Directors and oversees the auditors’ activities. In addition, the committee supervises and assesses the performance of the Company’s internal auditing department. The Audit Committee’s charter is set forth on Appendix A. For information regarding procedures established by the Audit Committee for the submission of complaints or concerns about the Company’s accounting, internal accounting controls or auditing matters, please visit the Investor Information/ Corporate Governance section of the Company’s website at www.dukerealty.com.

Corporate Governance Committee

      The purpose of the Corporate Governance Committee is to make recommendations to the Board of Directors regarding corporate governance policies and practices, to recommend criteria for membership on the Board of Directors, to nominate members to the Board of Directors and to make recommendations to the Board of Directors concerning the members, size and responsibilities of each of the Committees.

      In determining appropriate candidates to nominate to the Board of Directors, the Corporate Governance Committee generally weighs the age, expertise, business experience, character and other board memberships of the candidate. The Corporate Governance Committee may employ a search firm to be used to identify director candidates. In nominating members to the Board of Directors, the Corporate Governance Committee will consider nominees recommended by shareholders. The committee’s charter states that the committee may consider such nominees so long as the recommendation is submitted to the Company’s secretary within the timeframe required to request a proposal to be included in the proxy materials. However, the Corporate Governance Committee may, in its sole discretion, reject any such recommendation for any reason.

      The Corporate Governance Committee’s charter is set forth on Appendix B and is available in the Investor Information/ Corporate Governance section of the Company’s website at www.dukerealty.com.

Executive Compensation Committee

      The Executive Compensation Committee reviews and approves the Company’s compensation strategies, programs, plans and policies. It also oversees the administration of all Company officer and employee benefit plans. In addition, the committee reviews and determines the individual elements of compensation for the executive officers of the Company. The Executive Compensation Committee’s charter is set forth on Appendix C and is available in the Investor Information/ Corporate Governance section of the Company’s website at www.dukerealty.com.

Finance Committee

      The Finance Committee reviews the current and long-term capital raising strategies and policies of the Company, including significant borrowings, the issuance and redemption of preferred and common stock, the establishment and payment of dividends and other significant financial transactions. The committee also reviews and authorizes property developments, property acquisitions, property dispositions and lease transactions exceeding certain threshold amounts established by the Board. The Finance Committee’s charter is set forth on Appendix D and is available in the Investor Information/ Corporate Governance section of the Company’s website at www.dukerealty.com.

2003 BOARD COMMITTEE MEMBERSHIP AND MEETINGS

	Board	Audit	Compensation	Finance	Governance

Mr. Branch	Member	Member		Member
Mr. Burk	Member
Mr. Button	Member		Member	Member
Mr. Cavanaugh	Lead Director		Member		Chair
Ms. Cuneo	Member	Member			Member
Mr. Eitel	Member		Chair	Member
Mr. Hefner	Chair
Mr. Lytle	Member		Member		Member
Mr. McCoy	Member	Chair			Member
Mr. Nelley	Member
Mr. Rogers	Member		Member		Member
Mr. Shaw	Member	Member		Member
Mr. Woodward	Member	Member		Chair
Mr. Zink	Member
Number of 2003 Meetings	4	6	5	5	5

      The independent Directors met separately in executive session four times in 2003 in addition to the committee meetings noted above. As Lead Director, Mr. Cavanaugh presided over each of these sessions.

      As of the mailing date of this proxy statement, the Company has not established a process for shareholders to send communications to the full Board. However, as required by the rules of the New York Stock Exchange, commencing prior to the date of the Annual Meeting, the Company intends to implement procedures for interested parties, including shareholders, who wish to communicate directly with the Company’s Lead Director. Such procedures can be found on the Investor Information/ Corporate Governance section of the Company’s website (www.dukerealty.com). The Board believes that providing a method for interested parties to communicate directly with the Company’s Lead Director, rather than the full Board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments.

      In 2003, all Directors attended at least 75% of the meetings of the Board of Directors, including meetings of the committees of which they were members. The Company encourages all of its Directors to attend the Annual Meeting and, in 2003, all Directors attended such meeting.

Compensation of Directors

      The Company does not pay Directors who are also employees of the Company additional pay for their services as Directors. The non-employee Directors are entitled to receive the following compensation:

•	400 shares of Company common stock per quarter;

•	$3,500 for attendance at each meeting of the Board of Directors;

•	$500 for participation in each telephonic meeting of the Board or its committees;

•	a $7,500 annual retainer for the chairman of the Audit Committee and $6,500 for all other committee chairs; and

•	a $2,000 annual retainer for the Lead Director.

      The Directors are also reimbursed for expenses of attending Board and Committee meetings.

      Each non-employee Director also receives 2,500 stock options and dividend increase units per year pursuant to the Company’s 1999 Director’s Stock Option and Dividend Increase Unit Plan. These awards have the following terms:

•	The grant date is the first day of the Executive Compensation Committee meeting for any calendar year.

•	These awards vest ratably over a 5-year period and generally expire 10 years after the date of grant.

•	The exercise price of the options is the closing price of the Company’s common stock on the date of grant.

•	The value of a dividend increase unit on the date of exercise is equal to the increase in the Company’s annualized dividend per share of common stock from the date of grant to the date of exercise divided by the “Dividend Yield”. The Dividend Yield is defined as the annualized dividend per share of common stock divided by the market value of one share of common stock on the date of grant.

      Newly appointed non-employee Directors are also entitled to a one-time grant of 5,000 stock options and dividend increase units.

      Non-employee Directors may elect to receive all or a portion of their board attendance fees in shares of the Company’s common stock pursuant to the Company’s Directors’ Stock Payment Plan rather than in cash. The number of shares any such non-employee Director receives is equal to the attendance fee otherwise payable divided by the closing price of the common stock as reported on the New York Stock Exchange on the date the fee was earned.

      Non-employee Directors may also elect to defer the receipt of all or a portion of their annual cash and stock director fees pursuant to the Company’s Directors’ Deferred Compensation Plan. The deferred fees and earnings thereon are to be paid to the Directors after they cease to be members of the Board. Deferred fees that are otherwise payable in stock must be invested in a “deferred stock account.” Annual cash fees may be deferred in either a deferred stock account or an “interest account.”

•	Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred compensation in Company stock. Funds in this account are credited as hypothetical shares of Company stock based on the market price of the stock at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be paid and reinvested in additional hypothetical shares based upon the market price of the stock on the date the dividends are paid. Actual shares are only issued when a Director ends his or her service.

•	Interest Account. Amounts in this account earn interest at the prime rate. The rate is adjusted quarterly. The aggregate amount of interest that accrued in 2003 for the participating Directors was $804.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of five Directors, each of whom is independent as defined by the listing standards of the New York Stock Exchange.

      The Audit Committee operates under a written charter, which is attached hereto as Appendix A. The Committee’s charter was amended in January 2004 to comply with the enhanced corporate governance rules of the New York Stock Exchange.

      Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company’s 2003 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

      Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the SEC.

Audit Committee

William O. McCoy, Chair
Barrington H. Branch
Ngaire E. Cuneo
Jack R. Shaw
Robert J. Woodward, Jr.

FEES PAID TO INDEPENDENT ACCOUNTANTS

      The Company incurred the following fees for services rendered by KPMG LLP, the Company’s independent accountants, during 2003 and 2002:

      Audit Fees: $634,000 for 2003 and $557,000 for 2002.

      Audit-Related Fees: $32,000 for 2003 and $22,000 for 2002. These fees include employee benefit plan audits, Sarbanes-Oxley Section 404 planning, and other accounting related consultation.

      Tax Fees: None for 2003 and $11,000 in 2002 for tax compliance and tax planning services.

      All Other Fees: None for 2003 or 2002.

      The Audit Committee has determined that the rendering of non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence. In 2003, the Audit Committee adopted a policy which requires the pre-approval of all fees paid to KPMG for non-audit related services. Under that policy, the committee pre-approved the following services:

•	Audits of the Company’s employee benefit plans in an amount not to exceed $20,000 per year;

•	Tax consulting services in an amount not to exceed $20,000 per year; and

•	Accounting and compensation consulting services in an amount not to exceed $10,000 per year.

      Any services in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chair, with a review by the Audit Committee at its next scheduled meeting.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

      This report contains information regarding the cash and equity compensation of the Company’s chief executive officer and the Company’s four other most highly compensated executive officers (the “Named Executive Officers”).

Executive Compensation Philosophy

      The Executive Compensation Committee (the “Compensation Committee”) of the Board of Directors makes all decisions about compensation for the Company’s executive officers, including the Named Executive Officers. The primary objectives of the Compensation Committee in determining total compensation of the Company’s executive officers are (i) to enable the Company to attract and retain high quality executives by providing total compensation opportunities with a combination of compensation elements which are at or above competitive opportunities, and (ii) to align shareholder interests and executive rewards by providing substantial incentive opportunities to be earned by the executives if they meet pay-for-performance standards designed to increase long-term shareholder value. In order to accomplish these objectives, the Compensation Committee established an executive compensation program that provides for the following:

•	annual base salaries at or near the market median;

•	annual incentive opportunities that reward the executives for achieving or surpassing performance goals which represent norms of excellence for the real estate industry; and

•	long-term incentive opportunities which are directly related to increasing shareholder value.

      The Compensation Committee reviews compensation levels for the executive officers of the Company near the beginning of each calendar year. In determining compensation for a specific executive, the Compensation Committee considers many factors including the nature of the executive’s job, the executive’s job performance, the compensation levels of competitive jobs, and the financial performance of the Company. For executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee also considers competitive market data compiled from independent sources.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limitation on the deductibility of non-performance based compensation in excess of $1 million paid to certain executive officers. Although the Company’s long-term incentive plans have been designed to comply with the performance-based requirements of Section 162(m), not all compensation paid by the Company to its executive officers in 2003 met such requirements. However, the Company did not pay any compensation in 2003 that was not deductible under Section 162 (m), and does not anticipate paying any nondeductible compensation in 2004.

Base Salaries and Annual Cash Incentives

      The base salaries for the Company’s executive officers (including the Named Executive Officers) are established after a review by the Compensation Committee of the salaries paid to executive officers of a comparison group of other publicly traded REITs. Other factors considered include the individual’s experience, performance and level of responsibility.

      The Compensation Committee establishes an annual cash incentive target at the beginning of each year for each executive officer. The actual amount paid to an executive is based upon the Compensation Committee’s assessment of (i) the Company’s overall performance versus goals established by the committee, and (ii) each executive’s individual performance, with a higher emphasis on overall Company performance for the most senior executives. The overall Company performance factor is based upon a three-tier measurement system consisting of funds from operations (“FFO”) growth per share of common stock, return on shareholders’ equity and return on real estate investments.

Long-Term Incentive Opportunities

      The amount of long-term incentives awarded to the Company’s executive officers (including the Named Executive Officers) on an annual basis is determined at the discretion of the Compensation Committee but is based upon the participant’s level of responsibility within the Company. The long-term incentive opportunities consist of stock options (“Options”), dividend increase units (“DIUs”), shareholder value plan grants and performance share plan grants.

      Stock Option and Dividend Increase Unit Plans The objectives of the Option and DIU plans are to provide executive officers with long-term incentive opportunities aligned with the shareholder benefits of an increased common stock value and increased annual dividends. The number of Options and DIUs issued to each executive is determined annually by the Compensation Committee, with one DIU granted for each Option that is granted. The Options and DIUs are for terms of no more than ten years. With certain limited exceptions, awards made under the Option and DIU plans vest 20% per year over a five-year period. The exercise price of the Options may not be less than the fair market value of the Company’s common stock on the date of grant. The value of each DIU at the date of exercise is equal to the increase in the Company’s annualized dividend per share of common stock from the date of grant to the date of exercise divided by the “Dividend Yield”. The Dividend Yield is defined as the annualized dividend per share of common stock divided by the market value of one share of common stock on the date of grant. DIU value is payable in cash upon exercise.

      Shareholder Value Plan The objective of the shareholder value plan is to provide executive officers with long-term incentive opportunities directly related to providing total shareholder return in excess of the median of independent market indices. The annual shareholder value plan award for each executive is determined by the Compensation Committee. The award vests entirely three years after the date of grant and the amount paid is based upon the Company’s total shareholder return for such three year period as compared to independent market indices. The independent market indices used for comparison are the S&P 500 Index and the Equity REIT Total Return Index published by the National Association of Real Estate Investment Trusts (“NAREIT”). The amount of the award payable may range from a low of zero, if both of the rankings of the Company’s returns are less than the 50th percentile of both of the indices, to a high of 300% of the award if the rankings of both of the Company’s returns are in the 90th percentile or higher of both of the indices, with 100% of the award being payable at the 60th percentile. Shareholder value plan awards are payable in cash.

      Performance Share Plan Unlike awards under other Company plans, awards under this plan are made from time to time and not on an annual basis. Awards are made in the form of “performance shares”, with each performance share representing the economic equivalent of one share of common stock. Awards are granted at the discretion of the Compensation Committee after considering the participant’s position and level of responsibilities within the Company and the overall compensation of the executive relative to competitive overall compensation levels for such position. Vesting of the awards is based upon the Company’s attainment of certain predefined levels of earnings growth. At the beginning of each calendar year, the Compensation Committee sets a targeted earnings growth percentage for the year. The amount vested for a particular year is based upon a comparison of the actual earnings growth of the Company to the targeted earnings growth percentage. The value of vested performance shares is paid in cash upon termination of employment.

Compensation of the Chief Executive Officer

      The compensation awarded to Mr. Hefner in 2003 consisted of the same elements as the other Named Executive Officers, including an annual base salary, an annual cash incentive award, and grants under the Company’s long-term incentive plans.

      Base Salary Mr. Hefner’s base salary increased by $55,000, from $360,000 for 2002 to $415,000 in 2003. The Compensation Committee determined Mr. Hefner’s salary after considering his performance level and experience with the Company, and after reviewing a survey of compensation paid to CEO’s of comparable equity based REITs.

      Annual Cash Incentive Mr. Hefner is generally entitled to receive an annual cash incentive bonus determined by the Compensation Committee. At the beginning of each calendar year, the Committee establishes a target amount of the award. The amount actually earned is based upon the attainment of certain corporate performance measurements as compared to predetermined targets. These performance measurements include FFO growth per share of common stock, return on shareholders’ equity and return on real estate investments. For 2003, the Company’s FFO growth was -2.02% per share of common stock, its return on shareholders’ equity was 12.14% and its return on real estate investments was 9.32%. Based upon these results versus the pre-determined targets, the Compensation Committee determined that Mr. Hefner was entitled to an annual cash incentive award of $375,000 for 2003 as compared to the annual cash incentive award of $230,000 earned by Mr. Hefner for 2002. Mr. Hefner did not accept any of his annual cash incentive awards for 2002 or 2003 and recommended that the Compensation Committee instead approve the payment of equivalent amounts to a trust to be exclusively used to provide additional benefit programs to employees of the Company. In addition, the Compensation Committee, with the approval of all independent directors, awarded Mr. Hefner a $200,000 bonus for his succession planning efforts and achievements during 2003.

      Long-Term Incentive Opportunity Awards Mr. Hefner is eligible for Option and DIU grants with a value on the date of grant equal to a percentage of his annual base salary. In February 2003, Mr. Hefner received the following awards:

•	options to purchase 46,913 shares of common stock at an exercise price of $25.42 per share;

•	46,913 DIUs with a Dividend Yield of 7.16%; and

•	a target amount of $172,917 under the Shareholder Value Plan, subject to vesting as described above under “Long-Term Incentive Opportunities — Shareholder Value Plan.”

      Mr. Hefner received a performance share plan grant with a value of $200,000 in 2000. No awards were made under this plan in 2001, 2002 or 2003. The award granted in 2000 contains annual variable vesting provisions, with the amount vested based upon a comparison of actual FFO growth per share of common stock to a target established annually by the Compensation Committee. The annual vesting percentages range from 0% to 30%. The FFO growth target established by the Compensation Committee for the 2003 performance period was -1.21%, with a threshold for vesting under this plan of -3.23%. For 2003, the Company’s FFO per share of common stock declined by 2.02%. Based upon the Company’s actual performance, the targets set by the Committee and the formulas contained in the plan, an additional 16% of Mr. Hefner’s 2000 award vested on January 1, 2004, bringing his total vested percentage as of that date to 58%.

      In February 2003, Mr. Hefner received a payment of $195,819 pursuant to a grant under the shareholder value plan made in 2000. In February 2004, Mr. Hefner received a payment of $126,310 pursuant to a grant under the shareholder value plan made in 2001. The payout percentages of these awards as determined by formulas contained in that plan were 213.62% and 126.31% for the grants made in 2000 and 2001, respectively.

Compensation Committee

Charles R. Eitel, Chair
Geoffrey Button
William Cavanaugh III
L. Ben Lytle
James E. Rogers

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As noted above, the Compensation Committee is comprised of five independent Directors: Messrs. Button, Cavanaugh, Eitel, Lytle, and Rogers. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

STOCK PURCHASE PLANS

      Under two stock purchase plans sponsored by the Company, Directors and senior managers were entitled to purchase shares of common stock using the proceeds of loans that were guaranteed by the Company. Shares of common stock were purchased under these plans in 1998 and 1999. The Named Executive Officers and Directors that participated in the plans borrowed the entire purchase price of the shares from a bank and are personally obligated to repay the loans. The Company unconditionally guaranteed the payment and performance obligations of the officers and Directors to the bank. However, each participant is personally liable to the Company for any payments made under the guarantee as a result of any default by a participant on his loan.

      As of February 16, 2004, the amounts of the loans guaranteed by the Company for each Named Executive Officer and Director were as follows:

Mr. Button	$710,000	Mr. Nelley	$1,500,000
Ms. Cuneo	500,000	Mr. Oklak	250,000
Mr. McCoy	204,000

      The Company shares purchased with the loan proceeds contain restrictive legends that may not be removed unless the loans are repaid. As of February 16, 2004, 160,745 shares of common stock with a market value of $5,420,287 were available to pay the $3,164,000 of loans guaranteed by the Company for the benefit of the Directors and the Named Executive Officers.

EMPLOYMENT AND SEVERANCE AGREEMENTS

      The Duke Realty Severance Pay Plan (the “Severance Plan”) provides for the payment of severance amounts to certain key Company officers if, within one year following a change in control of the Company, the officer’s employment with the Company is terminated by the Company other than “for cause” or if an officer voluntarily terminates his or her employment because of a reduction in the officer’s pay or his forced relocation. A “Level One” participant will receive two times the sum of the compensation awarded to such terminated participant for the calendar year preceding the date of termination and a “Level Two” participant will receive an amount equal to his prior year compensation. All of the Named Executive Officers other than Mr. Burk and Mr. Zink participate in the Severance Plan, and the Compensation Committee has designated each of these participants as eligible for Level One benefits. Because Mr. Burk and Mr. Zink no longer serve as executive officers of the Company, they are no longer entitled to any benefits under the Severance Plan.

      In 1999, Weeks Corporation (“Weeks”) was merged with and into the Company (the “Merger”). Prior to the Merger, Weeks entered into change of control agreements with certain of its officers. The Company assumed the obligations of Weeks under these agreements on the effective date of the Merger. Under one of these agreements, John W. Nelley, Jr., a Director and officer of the Company, is entitled to receive severance payments based upon a multiple of his current compensation, plus immediate vesting of his stock options, if a) his employment is terminated without cause within two years following a change of control of the Company, or b) his employment is terminated for any reason within one year following a change of control.

PERFORMANCE GRAPH

      The following graph compares, over the five years ending December 31, 2003, the cumulative total shareholder return on the Company’s common stock with the cumulative total return of the S&P 500 Index and the cumulative total return of the NAREIT Equity REIT Total Return Index.

Comparison of Five-year Cumulative Total Return

Company Common Stock, S&P 500 Index
and NAREIT Equity REIT Total Return Index *

	Fiscal Years Ended December 31

	1998	1999	2000	2001	2002	2003

The Company	100.00	89.79	122.29	129.93	145.83	189.49
NAREIT Index	100.00	95.38	120.53	137.32	142.57	195.51
S&P 500 Index	100.00	121.03	110.01	96.94	75.51	97.18

*	Assumes that the value of the investment in shares of the Company’s common stock and each index was $100 on December 31,1998 and that all dividends were reinvested.

SUMMARY COMPENSATION TABLE

      The following table sets forth the compensation awarded, earned by, or paid to the Named Executive Officers of the Company during the last three fiscal years.

					Long-Term			Long-Term
					Compensation			Compensation
					Awards			Payouts

		Annual Compensation			(3)	(5)		(3)
					Shareholder	Performance	Securities	Shareholder	(4)
Name and				(2)	Value Plan	Share Plan	Underlying	Value Plan	All Other
Principal Position	Year	Salary	Bonus	Other	Awards	Awards	Options(#)	Payments	Compensation

Thomas L. Hefner(1)	2003	$415,000	$200,000	$5,000	$172,917	$0	46,913	$195,819	$16,192
Chairman and	2002	360,000	0	0	73,333	0	21,659	70,546	5,830
Chief Executive Officer	2001	360,000	0	0	100,000	0	27,608	95,860	6,048
Dennis D. Oklak	2003	$315,000	$285,000	$0	$126,000	$0	34,184	$178,016	$6,192
President and Chief	2002	259,559	125,000	0	91,667	0	27,074	56,437	6,430
Operating Officer	2001	220,000	125,000	0	91,667	0	25,308	71,895	6,048
Gary A. Burk(6)	2003	$315,000	$275,000	$0	$126,000	$0	34,184	$195,819	$6,192
Vice Chairman and	2002	259,559	125,000	0	100,000	0	29,536	56,437	6,430
Executive Vice	2001	220,000	125,000	0	100,000	0	27,608	71,895	6,048
President, Construction
Robert M. Chapman	2003	$264,308	$270,000	$18,825	$86,667	$0	23,513	$178,016	$6,192
Executive Vice	2002	220,000	140,000	19,599	91,667	0	27,074	70,546	6,430
President,	2001	220,000	125,000	64,399	100,000	0	27,608	95,860	6,048
Southeast Region
Darell E. Zink, Jr.(7)	2003	$275,000	$245,000	$4,000	$91,667	$0	24,870	$178,016	$12,396
Vice Chairman,	2002	220,000	125,000	0	83,334	0	24,613	56,437	3,968
Executive Vice	2001	220,000	125,000	0	83,334	0	23,007	71,895	4,573
President, and Chief Financial Officer

(1)	At Mr. Hefner’s request, Mr. Hefner did not receive a bonus for 2001 or 2002.

(2)	Represents tax reimbursements.

(3)	Represents awards and payments made under the Company’s shareholder value plan. See a description of this plan under the heading above entitled “Report of the Executive Compensation Committee — Long-Term Incentive Plan Opportunities.”

(4)	Represents Company match and profit sharing contributions to the Company’s 401(k) and profit sharing plan and includes reimbursements of $10,000 and $8,000 to Messrs. Hefner and Zink, respectively, for fees incurred from the early repayment of loans described under “Stock Purchase Plans”. The independent members of the Board authorized these reimbursements and the Corporate Governance Committee encouraged early repayment of these loans.

(5)	Under the performance share plan, awards are made in the form of performance units, each of which is equivalent to one share of common stock. As noted in the above table, no awards were granted to the Executive Officers in 2003. The awards have variable vesting provisions over 5-year terms that are based on the achievement of certain FFO growth targets for the Company. Awards are not paid until retirement or termination of employment. Dividends are paid on the awards in cash or additional performance units, at the election of the participant. As of December 31, 2003, the number of vested and unvested performance shares for the Named Executive Officers were as follows:

			$ Value	$ Value
	# Vested	# Unvested	Vested	Unvested

Mr. Hefner	5,822	4,846	$180,481	$150,223
Mr. Oklak	5,094	4,240	157,929	131,452
Mr. Burk	3,071	4,240	95,189	131,452
Mr. Chapman	3,509	4,846	108,782	150,223
Mr. Zink	5,094	4,240	157,929	131,452

(6)	Mr. Burk ceased serving as the Company’s Executive Vice President, Construction effective December 31, 2003.

(7)	Mr. Zink ceased serving as the Company’s Executive Vice President and Chief Financial Officer effective December 31, 2003.

Stock Option Grants in 2003

      The following table contains information concerning stock option grants made to each of the Named Executive Officers during 2003 under the Company’s 1995 Stock Option Plan:

	Individual Grants

	Number of
	Securities	% of Total
	Underlying	Options	Exercise		Grant Date
	Options	Granted to	Price Per	Expiration	Present
Name	Granted(1)	Employees	Share	Date	Value(2)

Thomas L. Hefner	46,913	8.06%	$25.42	2/19/13	$84,823
Dennis D. Oklak	34,184	5.87%	25.42	2/19/13	61,808
Gary A. Burk	34,184	5.87%	25.42	2/19/13	61,808
Robert M. Chapman	23,513	4.04%	25.42	2/19/13	42,514
Darell E. Zink, Jr.	24,870	4.27%	25.42	2/19/13	44,967

(1)	With the exception of options that qualify as incentive stock options under Section 422 of the Code, the options may be transferred to immediate family members or entities beneficially owned by such family members.

(2)	These values were established using the Black-Scholes stock option valuation model. The following assumptions were used in the model: expected volatility of 20.0%, risk-free interest rate of 3.23%, dividend yield of 7.25%, and expected life of the options of six years. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

Aggregated Option Exercises and Year-End Option Values

      The following table contains information concerning option exercises and option holdings by each of the Named Executive Officers for 2003:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/03		at 12/31/03(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas L. Hefner	4,265	$41,734	86,248	98,431	$744,901	$672,675
Dennis D. Oklak	17,000	238,425	85,046	86,508	867,598	605,927
Gary A. Burk	10,095	79,172	69,876	91,006	652,104	641,936
Robert M. Chapman	0	0	111,218	83,214	929,875	604,791
Darell E. Zink, Jr.	18,413	285,176	74,548	73,844	655,739	530,578

(1)	Based upon the per share closing price of the Company’s common stock on December 31, 2003 of $31.00, less the exercise price per share.

Long-Term Incentive Plan Awards

      The following table sets forth awards made to the Named Executive Officers in 2003 under the Company’s dividend increase unit plan and shareholder value plan:

				Estimated Future Payouts
				Under Non-Stock
		Number of	Performance	Priced-Based-Plans
	Date of	Shares, DIUs,	Period Until
Name	Grant	or Other Rights	Payout	Threshold	Target	Maximum

Thomas L. Hefner
Dividend Increase Unit Plan(1)	2/19/03	46,913 DIUs	N/A	N/A	N/A	N/A
Shareholder Value Plan(2)	1/1/03	N/A	3 Years	$0	$172,917	$518,751
Dennis D. Oklak
Dividend Increase Unit Plan(1)	2/19/03	34,184 DIUs	N/A	N/A	N/A	N/A
Shareholder Value Plan(2)	1/1/03	N/A	3 Years	$0	$126,000	$378,000
Gary A. Burk
Dividend Increase Unit Plan(1)	2/19/03	34,184 DIUs	N/A	N/A	N/A	N/A
Shareholder Value Plan(2)	1/1/03	N/A	3 Years	$0	$126,000	$378,000
Robert M. Chapman
Dividend Increase Unit Plan(1)	2/19/03	23,513 DIUs	N/A	N/A	N/A	N/A
Shareholder Value Plan(2)	1/1/03	N/A	3 Years	$0	$86,667	$260,000
Darell E. Zink, Jr.
Dividend Increase Unit Plan(1)	2/19/03	24,870 DIUs	N/A	N/A	N/A	N/A
Shareholder Value Plan(2)	1/1/03	N/A	3 Years	$0	$91,667	$275,000

(1)	Under the Company’s dividend increase unit plan, DIUs are granted to key employees. DIUs vest over a five-year period at 20% per year. The value of each DIU at the date of exercise is determined by calculating the Dividend Yield at the date the DIU is granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such Dividend Yield. DIUs not exercised within 10 years of the date of grant are forfeited. Distribution of a participant’s benefits under the plan will be made in cash. The “in-the-money” value of vested DIUs at December 31, 2003 for these executives was $700,361 for Mr. Hefner, $703,775 for Mr. Oklak, $987,070 for Mr. Burk, $796,517 for Mr. Chapman, and $597,513 for Mr. Zink.

(2)	Under the Company’s shareholder value plan, awards are granted in specified dollar amounts to selected key employees. The specified award is payable to the participant on the third anniversary of the grant of the award. The actual payments under the plan are determined based upon the Company’s cumulative total shareholder return for the three-year period beginning on the date of grant as compared to the cumulative total return for the S&P 500 Index and the NAREIT Equity REIT Total Return Index (the “Indices”) for the same period. The Company’s cumulative total shareholder return is calculated by determining the average per share closing price of the Company’s common stock for the 30 day period preceding the end of the three year period, increased by an amount that would be realized if all cash dividends paid during the three year period were reinvested in common stock of the Company, and comparing this amount to the average per share closing price of the Company’s common stock for the 30 day period preceding the date of grant. The payment of one-half of the bonus award is adjusted based upon the percentile ranking of the Company’s cumulative total shareholder return as compared to each of the Indices for the same period. The payment adjustment may range from zero percent of the amount awarded, if both of the rankings of the Company’s returns are less than the 50th percentile of both of the Indices, to 300 percent of the amount awarded if both of the rankings are in the 90th percentile or higher of both of the Indices, with 100 percent of the award being payable at the 60th percentile. Distribution of a participant’s adjusted bonus award at the end of the three-year period after the date of grant will be made in cash.

Equity Compensation Plan Information

      The following table sets forth certain information as of December 31, 2003 regarding compensation plans under which shares of the Company’s common stock may be issued.

	(A)		(B)	(C)

				Number of securities remaining
			Weighted Average	available for future issuance
	Number of Securities to		exercise price of	under equity compensation plans
	be issued upon exercise of		outstanding	excluding securities reflected in
Plan Category	outstanding options(#)		options($)	Column(A)(#)

Equity Compensation Plans Approved by Shareholders	2,936,597	(1)(2)	$23.04	4,245,207 (3)
Equity Compensation Plans not Approved by Shareholders(4)	—		N/A	373,933
Total Equity Compensation Plans	2,936,597		$23.04	4,619,140

(1)	Represents 2,903,397 shares of common stock issuable upon the exercise of outstanding options granted under the Company’s stock option and dividend increase unit plans and 33,200 shares of common stock issuable under the Directors’ Deferred Compensation Plan. The shares to be issued under the Deferred Compensation Plan are not included in the calculation of weighted average exercise price because there is no exercise price associated with the issuance of these shares.

(2)	Excludes 697,580 shares of common stock issuable upon the exercise of outstanding options assumed by the Company in its acquisition of Weeks Corporation. The weighted average exercise price of outstanding options granted under the Weeks Corporation plans was $21.00. The Company cannot grant any additional options under the Weeks Corporation plans.

(3)	Includes 53,340 shares available under the 1999 Directors’ Stock Payment Plan for quarterly stock grants to non-employee Directors for services on the Board. Excludes potential future issuances of common stock under the Directors’ Deferred Compensation Plan, a plan that allows for deferral of Director fees payable in the form of shares. Common stock will be issued under the Directors’ Deferred Compensation Plan upon the Director’s termination of service on the board.

(4)	Consists of shares of common stock registered for issuance under the Company’s Employee Stock Purchase Plan, a plan amended and restated in July 2001. Pursuant to Amendment One of the Plan approved in October 2002, the Company now purchases all shares on the open market.

OWNERSHIP OF COMPANY SHARES

      The following table sets forth the beneficial ownership of shares of common stock as of February 17, 2004 for each person or group known to the Company to be holding more than 5% of the common stock and for each director and Named Executive Officer and the directors and executive officers of the Company as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares that may be issued upon redemption of units in Duke Realty Limited Partnership (“DRLP”). DRLP is controlled by the Company as its sole general partner. Holders of units in DRLP (other than Duke) may exchange them for Duke common stock on a one for one basis.

					Effective
		Shares			Economic
		Issuable			Ownership of
	Shares and	Upon			Directors
	Units	Exercise of			and
	Beneficially	Stock		Percent of	Executive
Beneficial Owner	Owned	Options	Total	Shares(1)	Officers(2)

Darell E. Zink, Jr.(3)	1,452,284	98,780	1,551,064	1.12%	1,383,279
Thomas L. Hefner(4)	1,343,468	116,791	1,460,259	1.06%	1,191,505
John W. Nelley, Jr.(5)	4,091,483	120,555	4,212,038	2.98%	961,642
Gary A. Burk(6)	264,952	98,451	363,403	*	204,339
Geoffrey Button	76,303	12,500	88,803	*	76,303
Dennis D. Oklak	56,557	97,094	153,651	*	56,557
Ngaire E. Cuneo	48,773	12,500	61,273	*	48,773
William O. McCoy	36,813	24,320	61,133	*	36,813
James E. Rogers	23,592	12,500	36,092	*	23,592
Robert M. Chapman	20,946	137,589	158,535	*	20,946
L. Ben Lytle	19,952	12,500	32,452	*	19,952
Barrington H. Branch	15,770	13,280	29,050	*	15,770
William Cavanaugh III	11,485	17,420	28,905	*	11,485
Charles R. Eitel	2,760	24,320	27,080	*	2,760
Robert J. Woodward, Jr.	2,697	2,500	5,197	*	2,697
Jack R. Shaw	1,131	1,000	2,131	*	1,131
All Directors and executive officers as a group (23 persons)	7,469,949	1,045,459	8,542,408	5.95%	4,216,597
Stichting Pensioenfonds ABP(7)	12,074,800	—	12,074,800	8.78%	N/A
FMR Corp.(8)	8,205,413	—	8,205,413	5.97%	N/A

*	Less than 1%

(1)	These percentages are computed assuming that none of the Units or stock options held by other persons are exchanged for common stock.

(2)	Excludes the portion of any beneficial interest in common stock and Units in which the economic benefit of such common stock and Units are attributable to persons other than the reporting person and his or her family. Also excludes any beneficial interest in stock options.

(3)	Includes 791,842 shares of common stock owned by Mr. Zink, members of his family and a family partnership controlled by Mr. Zink, and 17,042 shares of common stock owned by a private charitable foundation controlled by Mr. Zink. Also includes 403,257 Units owned directly by Mr. Zink, 174,608 Units owned by a trust controlled by Mr. Zink and 65,535 Units owned by a corporation in which Mr. Zink owns a 20.71% beneficial interest.

(4)	Includes 582,076 shares of common stock owned by Mr. Hefner, members of his family and a family partnership controlled by Mr. Hefner, 100,000 shares of common stock owned by a private charitable foundation controlled by Mr. Hefner, 16,351 Units owned by Mr. Hefner, 579,506 Units owned by trusts controlled by Mr. Hefner and 65,535 Units owned by a corporation in which Mr. Hefner owns a 20.71% beneficial interest.

(5)	Includes 104,631 shares of common stock owned by Mr. Nelley, 13,211 shares of common stock held by trusts of which Mr. Nelley is a trustee but in which he disclaims any beneficial interest and 200,000 shares of common stock held by a partnership in which Mr. Nelley is a 34% general partner. Also includes 1,380 shares of common stock and 3,772,261 Units held by a partnership in which Mr. Nelley is a general partner and a 21.6% owner.

(6)	Includes 109,402 shares of common stock and 90,015 Units owned directly by Mr. Burk, and 65,535 Units owned by a corporation in which Mr. Burk owns a 7.51% beneficial interest.

(7)	The address of Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Netherlands. This information was obtained from Schedule 13G filed with the SEC.

(8)	The address of FMR is 82 Devonshire Street, Boston, MA 02109. This information was obtained from Schedule 13G filed with the SEC.

RELATED PARTY TRANSACTIONS

      The Company is the sole general partner of Duke Realty Services Limited Partnership (the “Services Partnership”). The Services Partnership operations are included in the consolidated financial statements of the Company. The Services Partnership was formed in 1993 to provide property management, leasing, construction management and development services to subsidiaries of the Company, to joint ventures partially owned by the Company and to third parties. To ensure that the income from these services did not cause the Company to fail to qualify as a real estate investment trust, a portion of the Services Partnership was acquired by certain officers of the Company upon its formation. Thomas L. Hefner, Darell E. Zink, Jr., and Gary A. Burk collectively own 49% of Duke Management, Inc. (“DMI”), which owns 90% of the capital interests of the Services Partnership and a profits interest in the Services Partnership that varies from 10% to 90%. The share of net income of the Services Partnership allocated to DMI in 2003 was $886,270. The Company has an option to acquire DMI’s interest in the Services Partnership in exchange for 833,334 units in DRLP. Although the Company could exercise this option without adversely affecting the Company’s qualification as a real estate investment trust, the Board of Directors has determined that it is not yet in the best interests of the Company to exercise this option. The Company is required to purchase DMI’s interest in the Services Partnership for 833,334 units upon a change in control of the Company or upon the dissolution of DRLP. As of December 31, 2003, DRLP had a $20.0 million loan to the Services Partnership, which is repayable with interest at 12% until final maturity in September 2018. Repayment of this loan is guaranteed by DMI. DRLP also provides working capital financing to the Services Partnership at a rate of prime plus 3%.

      The Services Partnership and certain other Company affiliates provide property management, leasing, construction and other tenant related services to properties in which Messrs. Hefner, Zink and Burk have ownership interests (the “Option Properties”). The Company had options to acquire these executive officers’ interests in the Option Properties and acquired two of the properties in 2003. The acquired properties, known as the Bank One Towers office buildings in Cincinnati Ohio, were acquired from Duke Associates No. 51 Limited Partnership (“DA51”) for a purchase price of $45,500,000, consisting of the issuance of $2.9 million of Units and the assumption of $42,600,000 of third party mortgage indebtedness, which was immediately repaid. Messrs. Hefner, Zink and Burk owned 15.4%, 15.4% and 4% of DA51, respectively. The purchase price was negotiated on behalf of the Company by Dennis D. Oklak, the Company’s President and Chief Operating Officer, and was reviewed and approved by the Finance Committee and the independent members of the Board of Directors. The Company’s options to acquire the remaining Option Properties expired in October 2003, as the Finance Committee and independent members of the Board of Directors determined that the exercise of the options was not in the best interests of the Company. In 2003, the Services Partnership and other Company affiliates received fees totaling $1,164,191 for services provided to the Option Properties. The fees charged for such services are equivalent to those charged to third-party owners for similar services.

      In 1998, the Company purchased two mortgage loans to One North Capitol Company from third party lenders (“ONCC”) for a total amount of $9,400,000. On the date of acquisition, the face amount of the principal and interest on the loans was $22,804,393. The loans are nonrecourse to ONCC and are secured by mortgages on an office building. Under the terms of the loans, substantially all of the cash flow from ONCC must be paid to the Company as debt service on the loans. Since it is unlikely that ONCC will be able to repay the entire balance of the loans upon their maturity in 2006, the Company, for financial statement purposes, recorded the acquisition of the loans in the same manner as if it had purchased the building. During 2003, ONCC paid interest of $1,386,265 to the Company. As of December 31, 2003, the outstanding principal amount of the loans plus the accrued but unpaid interest on those loans totaled $19,187,336. Messrs. Hefner, Zink and Burk collectively own a 10.9% indirect limited partnership interest in ONCC.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors, upon the recommendation of the Audit Committee, has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting.

      Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative notes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

      The Board of Directors unanimously recommends a vote in favor of the ratification of KPMG LLP as independent auditors for the fiscal year 2004.

PROPOSAL THREE: SHAREHOLDER PROPOSAL

      Rule 14a-8 of the Securities Exchange Act of 1934 requires the Company to include properly submitted shareholder proposals in its proxy statement. The Company has been notified that the Massachusetts State Carpenters Pension Fund, the beneficial owner of approximately 3,000 shares of the Company’s common stock, intends to present a shareholder proposal for consideration at the Annual Meeting. The Company is not responsible for the content of this shareholder proposal or the proposing shareholder’s supporting statement.

Shareholder Proposal

“RESOLVED, that the shareholders of Duke Realty Corporation (the “Company”) urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, an independent Director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.”

Proposing Shareholder’s Supporting Statement

      “The Board of Directors is elected by the shareholders to oversee management and its Chairman provides leadership for the Board. The Business Roundtable has noted that “the paramount duty of the board of directors is to select a Chief Executive Officer and to oversee the CEO and other senior management . . .” The Business Roundtable, Principles of Corporate Governance, May 2002.

      We believe that to be effective a board of directors must be led by a Chairman who is independent of management, for, in our opinion, having the same individual serve in both positions necessarily impairs the Chairman’s ability to hold the CEO accountable.

      The Conference Board recently issued a report on corporate governance. The Commission’s members included John Snow, U.S. Treasury Secretary and Former Chairman of CSX Corporation; John Bogle, the

Founder and former Chairman of Vanguard Group; Arthur Levitt Jr., former SEC Chairman; and former Federal Reserve System Chairman Paul Volcker. Its report stated:

The Commission is profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance . . .

The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served. The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, Jan. 9, 2003.

      The Report discussed three principal approaches to provide the appropriate balance between board and CEO functions, including:

The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors. The Commission recommends that each corporation give careful consideration, based on its particular circumstances, to separating the offices of the Chairman and Chief Executive Officer. The Commission believes that separating the positions of Chairman and CEO is fully consistent with the objectives of the [Sarbanes-Oxley] Act, the proposed New York Stock Exchange listing requirements, and the proposed Nasdaq requirements, and that separating the roles of Chairman and CEO enhances implementation of the Act and stock exchange reforms.

      Our Company’s Chairman is also its CEO. We urge your support for this proposal to have an independent director serve as Chairman.”

Board of Directors’ Statement in Opposition

      After carefully considering this proposal and the arguments for and against separating the positions of Board Chair and Chief Executive Officer, the Board of Directors, based on the recommendation of the Corporate Governance Committee, recommends a vote “AGAINST” the proposal.

      The Company’s Board agrees that a strong, diligent and independent board of directors is an important component of effective corporate governance. In fact, upon the initiative of the Board, the Company has implemented a variety of new initiatives since mid-2002 that have strengthened the Company’s corporate governance, including the following:

•	Repealing the Company’s poison pill;

•	Expensing the fair value of stock options;

•	Requiring that Board committees consist only of independent Directors;

•	Prohibiting the re-pricing of outstanding stock options;

•	De-staggering the Board of Directors;

•	Changing the minimum independent director requirement to 75% from a simple majority commencing with the annual meeting in 2005; and

•	Designating one of the independent Directors as “Lead Director” to chair the Corporate Governance Committee and preside over executive sessions of independent Directors.

As a result of these and other initiatives, the Board of Directors continues to believe that the Company’s corporate governance is among the strongest in the REIT industry.

      Furthermore, the Company’s corporate governance has been rated favorably by Institutional Shareholder Services (ISS). In calculating a company’s corporate governance quotient (CGQ), ISS gathers data based on 61 issues in eight categories (board, charter/ bylaws, audit, state of incorporation, executive/director compensation, qualitative factors, stock ownership and director education), and applies its formula to reach a CGQ rating. As of November 4, 2003, the Company’s CGQ rating was ranked in the 99th percentile when compared to the Russell 3000 Index and in the 96th percentile when compared to other real estate companies.

      The Company’s Board is very familiar with and supports many of the conclusions and recommendations of the Conference Board Commission on Public Trust and Private Enterprise. In particular, the Board agrees with the Commission’s belief stated in the Report that:

“. . . [E]ach board of directors should adopt a structure that provides an appropriate balance between the powers of the CEO and those of the independent directors in which the ability of the independent directors to be informed, to discuss and debate issues they deem important, and to act objectively on an informed basis is not compromised. In creating such a structure, the Commission recognizes that: (1) the objective is to strengthen the independence and role of the board with appropriate checks and balances on the power, actions and performance of the CEO; (2) board structures vary greatly among American corporations; and (3) no single board structure has yet been demonstrated to be superior in providing the oversight that leads to corporate success.”

      As the proposing shareholder noted in its supporting statement, the Report recommended three principal approaches to provide the appropriate balance between board and CEO functions. The Company has previously adopted the third principal approach cited by the Report, which states that “[w]here a board does not choose to separate the Chairman and CEO position, or when such boards are in transition to a structure where the positions will be separated, a Presiding Director position should be established.”

      Mr. Cavanaugh, one of the Company’s independent Directors, serves as the Lead Director. In that capacity, among other things, Mr. Cavanaugh chairs the Company’s Corporate Governance Committee and presides over executive sessions of the Company’s independent Directors, which are held at least quarterly. Accordingly, in establishing the position of Lead Director, the Company has already adopted one of the approaches recommended by the Commission to ensure that the Board has an appropriate balance between the powers of the CEO and those of the independent Directors.

      Finally, the Board believes that having the same person serve as Board Chair and CEO from time to time may be in the best interests of the Company’s shareholders by providing continuity in maintaining beneficial relationships with the Company’s tenants and suppliers and retaining the flexibility to attract talented personnel to serve on the Board. The Board believes that separating the two positions could cause confusion among parties that deal with the Company on a daily basis. Like the Company, many other REITs and U.S.-based companies believe that combining the positions of Board Chair and CEO, when coupled with an independent Board and a Lead Director, is an effective method in protecting the interests of shareholders and enhancing shareholder value.

      The Board of Directors unanimously recommends a vote against the shareholder proposal.

Effect of Approval

      Approval of this proposal would not automatically separate the positions of Board Chair and Chief Executive Officer, but would merely serve as a recommendation to the Board to take the necessary steps to take such action. Such steps would, if taken, include amending the Company’s bylaws to prohibit the same person from serving as Board Chair and Chief Executive Officer. Any such amendment, if proposed by the shareholders, would require the affirmative vote of the holders of at least a majority of the Company’s outstanding common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater-than-10%-beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, Directors and greater-than-10% beneficial owners were complied with during the year ended December 31, 2003.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      Proposals of shareholders to be presented at the 2005 annual meeting of shareholders must be received by the Company’s secretary prior to November 17, 2004, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement, to be considered for inclusion in the 2005 proxy material. If a shareholder wishes to present a proposal at the 2005 annual meeting, whether or not the proposal is intended to be included in the 2005 proxy material, the bylaws require that the shareholder give advance written notice to the Company’s secretary not less than 60 nor more than 90 days prior to the anniversary of the 2004 annual meeting. If a shareholder is permitted to present a proposal at the 2005 annual meeting but the proposal was not included in the 2005 proxy material, the Company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 31, 2005, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.

ANNUAL REPORT

      A copy of the Company’s Annual Report for the year ended December 31, 2003 has been provided to all shareholders of record as of the Record Date. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 may be obtained without charge via the Investor Relations section of the Company’s website at www.dukerealty.com or by writing to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

OTHER MATTERS

      The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

      IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you plan to attend the meeting, you are urged to vote your proxy.

For the Board of Directors,

/s/ THOMAS L. HEFNER
Thomas L. Hefner
Chairman

March 17, 2004

APPENDIX A

DUKE REALTY CORPORATION

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
(Effective January 28, 2004)

Organization

      There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of at least three members who qualify as “independent directors” under the criteria set forth in the Corporate Governance Charter. Each member of the Committee must be financially literate, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must have accounting or related financial management expertise. In light of the extraordinary commitment of time and attention required of members of the Committee in fulfilling their responsibilities, no member of the Committee shall be a member of the audit committee, or a committee fulfilling similar functions, of more than two other public companies.

      The members of the Committee and its Chairman shall be appointed annually by the Board of Directors. The Board of Directors may at any time remove one or more directors as members of the Committee and may fill any vacancy on the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

Statement of Purpose

      The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports and other operating controls of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, and the financial and other management and employees of the corporation. The primary purpose of the Committee shall be to assist board oversight of the following:

•	The integrity of the Company’s financial statements.

•	The Company’s compliance with legal and regulatory requirements.

•	The independent auditor’s qualifications and independence.

•	The performance of the Company’s internal audit function and independent auditors.

Responsibilities

      The basic responsibilities of the audit committee are to oversee the financial reporting process of the company as implemented and maintained by management, including risks and controls related to that process, and the internal and external auditors’ roles and responsibilities within the financial reporting process.

      In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices and other operating controls of the corporation are in accordance with all requirements and are of the highest quality.

      In carrying out these responsibilities, the audit committee will:

•	At least annually, review and reassess the adequacy of this Charter and evaluate the performance of the Committee and report the results thereof to the Board of Directors.

•	Directly appoint (subject to ratification of the Company’s shareholders), retain, compensate, evaluate, oversee, and terminate the Company’s independent auditors. The Committee shall also have sole authority to pre-approve, to the extent required by applicable law, all audit and non-audit engagements and the related fees and terms with the independent auditors. In accordance with applicable law, the Committee may delegate this authority to one or more designated members of the Committee; provided that any such decision made pursuant to the foregoing delegation of authority shall be presented to the Committee at its next regularly scheduled meeting.

•	At least annually, review the qualifications, independence and performance of the independent auditors and present its conclusions to the Board of Directors annually in advance of the annual meeting of stockholders. As part of such annual review, obtain and review a report by the independent auditors describing:

•	The independent auditors’ internal quality-control procedures;

•	All relationships between the independent auditors and the Company;

•	Any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors; and

•	Any steps taken to deal with any such issues.

•	Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•	Review with the independent auditors and the corporation’s financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Periodically review company policy statements to determine their adherence to the code of conduct adopted by the board of directors and periodically review the code of conduct to determine if any amendments thereto should be considered.

•	Meet quarterly with corporate management and with the independent auditors, to discuss the annual audited financial statements, including footnotes, the unaudited quarterly financial results prior to any early release of earnings and the quarterly financial statements prior to filing or distribution, including, in each case, a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In discharging this obligation, receive and review, if necessary, a report from corporate management as to any unusual deviations from prior practice that were included in the preparation of the annual or quarterly financial results. Review and discuss (1) the type and presentation of information to be included in draft press releases of unaudited interim and annual financial results before public release and (2) financial information and earnings guidance provided to analysts and ratings agencies.

•	Resolve disagreements, if any, between management and the independent auditors regarding financial reporting.

•	Review and approve any changes in accounting principles.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

•	Review accounting and financial human resources and succession planning within the company. Set hiring policies for employees or former employees of the independent auditors.

•	Review with financial, accounting and other personnel and other independent consultants as considered necessary, the adequacy and effectiveness of the disclosure controls of the corporation, and elicit any recommendations for the improvement of such control procedures or particular areas where new or more detailed controls or procedures are desirable.

•	Review with financial, legal and other personnel and independent consultants as considered necessary the company’s risk assessment and management policies pertaining to the various components of the company’s business, including significant financial risk exposures, and the adequacy and cost of insurance obtained by the company in connection therewith.

•	Approve the employment by the company of senior internal audit personnel, who shall report directly to the committee, and review their performance on an annual or more frequent basis as considered necessary; review and approve the annual risk assessment, audit plan and budget prepared and presented by such internal audit personnel, and review compliance therewith as considered necessary.

•	Review with financial, legal and other personnel and independent consultants as considered necessary the company’s information technology capabilities and resources, and the expenses incurred by the company to obtain and maintain such capabilities and resources.

•	Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

•	If determined by the Committee to be reasonably advisable, retain and terminate outside counsel and other advisors, at the Company’s expense, to assist the Committee in carrying out its duties, including the sole authority to approve any such advisor’s fees and other retention terms.

•	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•	Prepare a report as required by the SEC to be included in the Company’s annual proxy statement.

APPENDIX B

DUKE REALTY CORPORATION

BOARD OF DIRECTORS
AMENDED AND RESTATED CORPORATE GOVERNANCE COMMITTEE CHARTER
(Effective January 28, 2004)

Purpose and Composition

      The Committee on Corporate Governance (“Committee”) shall be a standing committee of the Board of Directors (“Board”). The Committee shall consist of a minimum of three and maximum of five members who qualify as “independent directors” according to the criteria set forth in this Charter. The Board may, at any time, remove one or more directors as members of the Committee and may fill any vacancy on the Committee. The Committee shall have the following responsibilities:

Duties and Responsibilities

Corporate Governance

      (1) Recommend to the Board amendments to the Articles of Incorporation and By-laws

      (2) Develop and recommend to the Board a set of corporate governance principles applicable to the Company, including:

(a) The structure, charter, practices and policies of the Board of Directors, including but not limited to:

•	size of the Board

•	retirement age

•	new director orientation

•	criteria for membership

•	diversity of membership

•	stock ownership guidelines

•	schedule of meetings and review of agenda

•	independence of outside directors

•	mix of management and independent directors

•	conflict of interest issues

•	other affiliations of the CEO

(b) The structure and charter of Board committees

      (3) Regularly canvass individual directors for their opinion on Board effectiveness

      (4) Serve as the primary resource for the Board in evaluating issues of corporate governance

Board Governance and Composition

      (5) Recommend criteria for membership on the Board, including age, expertise, business experience, character, and other board memberships of the candidate

      (6) Identify, review the qualifications of and recommend to the Board nominees for election as members of the Board of Directors, consist with criteria approved by the Board

      (7) If determined by the Committee to be reasonably advisable, retain and terminate any search firm to be used, at the Company’s expense, to identify director candidates, including the sole authority to approve the search firm’s fees and other retention terms

Board Committees

      (8) Recommend to the Board policy regarding rotation of committee members and chairs

      (9) Recommend to the Board, in accordance with Board policy:

•	committee member qualifications

•	committee member appointment and removal

•	appointment of committee chairs

•	rotation of committee members

•	frequency of meetings

Annual Evaluation and Monitoring of Board/ Committee Performance

      (10) Recommend a process for annual evaluation of Board performance and oversee such evaluation

      (11) Monitor and liaison with the Board on any director qualifications or resignation issues, including but not limited to:

•	change in professional affiliations or status

•	performance

      (12) Recommend a process for annual assessment of the Committee

Annual Assessment and Monitoring of Chairman/ CEO Performance

      (13) Recommend a process for annual assessment of Chairman/ CEO Performance

      (14) Provide policy and practice oversight with regard to the annual assessment process for Chairman/ CEO

      (15) Monitor and liaise with the Board on Chairman/ CEO qualifications or resignation issues, including but not limited to:

•	change in other affiliations of the Chairman/ CEO

•	providing policy and practice oversight with regard to succession planning

General

      (16) Undertake from time to time additional activities within the scope of the Committee’s charter, as it may deem appropriate, or as may be delegated to the Committee by the full Board pursuant to applicable Indiana law.

Meetings

      The Committee shall normally hold three to five meetings each year in order to accomplish the aforementioned duties and responsibilities. The Committee’s Chair or Chairman of the Board may call additional meetings as needed. Appropriate officers of the Company shall provide staff support to the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

Director Candidates Recommended by Security Holders

      In recommending nominees to for election as members of the Board of Directors, the Committee will consider nominees recommended by bona fide holders of the Company’s common stock so long as the recommendation is submitted within the timeframe required to request a proposal to be included in the proxy materials or otherwise in accordance with procedures established by the Committee from time to time. The Committee may, in its sole discretion, reject any such recommendation for any reason.

Determination of Independence

      In determining whether a director, in his or her capacity as such or as a member of a committee of the Board, is independent, the Committee shall consider, in addition to any tests of independence set forth in the Company’s Articles of Incorporation (the “Articles”), established by the Securities and Exchange Commission or the New York Stock Exchange, or otherwise required by law, whether the director, either individually or through his or her Affiliates (as defined in the Articles), has any significant business relationships with the Company that would interfere with the exercise of the director’s independent judgment. If such a relationship exists, then the director would not be deemed to be independent, and thus would not count as one of the Company’s independent directors. The director also would not be eligible for nomination for membership on a Board committee as an independent director, and would be removed from any such committee on which the director is already serving.

APPENDIX C

DUKE REALTY CORPORATION

AMENDED AND RESTATED EXECUTIVE COMPENSATION COMMITTEE CHARTER
(Effective January 28, 2004)

Composition

      The Executive Compensation Committee of the Board of Directors of Duke Realty Corporation (“Company”) shall consist of not less than three (3) nor more than eight (8) members of the Board of Directors, one (1) of whom shall serve as the Chairman of the Committee. The Committee will consist of only those members who qualify as “independent directors” under the criteria set forth in the Corporate Governance Charter. All such members shall also be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder).

      The members of the Committee and its Chairman shall be appointed annually by the Board of Directors. The Board of Directors may at any time remove one or more directors as members of the Committee and may fill any vacancy on the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

Purpose

      The Board of Directors has, by duly adopted resolution, delegated to the Compensation Committee strategic and administrative responsibility on a broad range of issues. The Committee’s basic responsibility is to assure that the Board of Directors, Chief Executive Officer, other officers and key management employees of the Company and its “affiliates” (as defined in the employee benefit plans and programs of the Company and its affiliates), are compensated effectively and in a manner consistent with the stated compensation strategy of the Company as well as the appropriate regulatory bodies. The Committee shall also communicate to shareholders the Company’s compensation policies and the reasoning behind such policies in a Board Compensation Committee Report as required by the Securities and Exchange Commission and applicable Federal and State securities laws to be included in the Company’s annual proxy statement. The Committee shall also have authority for designing, implementing and administering new employee benefit plans and programs.

Responsibilities

      More specifically, until further action by the Board of Directors, the Committee shall be responsible for and shall have all authority necessary to carry out, the following matters:

1. Review annually and approve the Company’s stated compensation strategies, programs and policies to ensure that members of management are rewarded appropriately for their contributions to Company growth and profitability and that the executive compensation strategy supports organization objectives and shareholders’ interests.

2. Review annually and determine the individual elements of total compensation for the Chief Executive Officer and communicate in the annual Board Compensation Committee Report to shareholders the factors and criteria on which the Chief Executive Officer’s compensation for the last year was based, including the relationship of the Company’s performance to the Chief Executive Officer’s compensation. This includes the implementation and coordination of the annual Chairman/ CEO performance review process.

3. Review and approve the individual elements of total compensation for the executive officers, other than the Chief Executive Officer, and communicate in the annual Board Compensation Committee Report to shareholders the specific relationship of corporate performance to executive compensation.

4. Assure that the annual incentive compensation plan is administered in a manner consistent with the Company’s compensation strategy and the terms of the plan as to the following:

•	Participation;

•	Target annual incentive awards;

•	Corporate financial goals;

•	Actual awards paid to executive management; and

•	Total funds reserved for payment under the plan.

5. Approve and adopt (and submit to shareholders for approval if necessary), all new equity-related incentive plans for executive officers and key management employees and administer the Company’s long-term incentive programs, in a manner consistent with the terms of the plans, as to the following:

•	Eligibility;

•	Participation;

•	Vesting requirements;

•	Aligning the interests of key management with the interests of the Company’s shareholders;

•	Awards to be made;

•	Total shares to be reserved for awards; and

•	Such other plan administration policies as are required by the terms and condition of the plans.

6. Subject to the requirements of the applicable law or any plan or program the terms of which require action to be taken by the Board of Directors or the shareholders of the Company, the Committee will exercise overall responsibility for the design and administration of employee benefit and compensation plans and programs as to the following:

•	Plan design;

•	Plan administration;

•	Selection of service providers;

•	Asset allocation and investment management (where applicable);

•	Implementation of new plans and programs; and

•	Adoption, amendment and termination.

Except as otherwise provided in this paragraph 6, the Committee hereby delegates these responsibilities to the Associate Benefits Committee of Duke Realty Corporation (“Benefits Committee”) or to such individual officers of the Company and its affiliates as the Benefits Committee determines. This delegation of any such authority by the Benefits Committee may be prospectively revoked at any time by the Chairman or by a majority vote of the Committee.

Notwithstanding the foregoing provisions of this paragraph 6, the Committee will retain full jurisdiction over all equity-based compensation plans and programs as well as those plans and programs which primarily or exclusively cover executives of the Company, except for stock purchase plan programs involving a Company guarantee of third party loans or the use of Company loans to purchase stock. For this purpose, the Duke Realty 401(k) Plan, the Duke Realty Corporation Employee Stock Purchase Plan and other employee benefits plans that are based on Duke Realty Corporation stock and which cover substantially all of the Company’s employees, shall not be considered as equity-based compensation plans. In addition, the Committee will also retain authority to adopt and terminate the Company’s retirement plans, to adopt and amend all new stock purchase programs, and to terminate the Company’s health plans.

7. Fix the terms and conditions of regular and equity-related compensation for members of the Board of Directors in accordance with the rules in effect under Section 16 of the Securities and Exchange Act of 1934.

8. Approve an aggregate amount that may be used by the Chief Executive Officer for annual incentive awards.

9. Approve revisions to the Company’s salary structure movement, salary increase guidelines, and executive promotions. The following actions are excluded from this category:

Creating new job titles, re-slotting existing job titles, creating new Tier 1,2 and 3 positions, assigning titles and positions to particular salary bands, allocating salary bands to annual bonus and long-term bonus targets, and changes to the Company’s bonus structure applicable to particular titles or positions.

10. Provide a process and implementation framework for succession planning related to the Chairman/ CEO position, subject to Board approval and involvement by the full Board for implementation.

11. Review with the Chief Executive Officer, compensation matters relating to management succession.

12. If determined by the Committee to be reasonably advisable, retain and terminate any consulting firm to be used, at the Company’s expense, to assist in the evaluation of chief executive officer or other executive officer compensation, including the sole authority to approve the consulting firm’s fees and other retention terms.

APPENDIX D

AMENDED AND RESTATED

FINANCE COMMITTEE CHARTER
(Effective January 28, 2004)

I.	Mission

      The Finance Committee (the “Committee”) will review and evaluate the financial policies, plans and structure of Duke Realty Corporation and its subsidiaries and affiliates (collectively, the “Company”). In this role, the Committee will review the Company’s capital structures, investments, financial commitments and relationships. The Committee will make recommendations to the Company’s Board of Directors (the “Board”) and to the Company’s Management (“Management”) regarding financial policies and objectives to promote and maintain superior standards of performance. The Committee will also review and approve certain transactions as delegated to the Committee by the Board of Directors of the Company.

II.	Organization

      A. The Committee will be appointed by the Corporate Governance Committee and will consist of not less than four (4) or more than eight (8) members of the Board. The Committee will consist of only those members who qualify as “independent directors” under the criteria set forth in the Corporate Governance Charter. The Board will fill vacancies on the Committee. The Board will delegate one member of the Committee to be the Chairperson. The Board of Directors may at any time remove one or more directors as members of the Committee and may fill any vacancy on the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

      B. The Committee will meet quarterly, with such additional meetings as the Chairperson of the Committee deems necessary. The Chairperson may invite appropriate Management representatives to attend the meetings as deemed necessary or desirable.

      C. The Committee will report to the Board following quarterly meetings, and at such other times as circumstances may warrant.

III.	Duties and Responsibilities

      Subject to Board oversight, the Committee will review, approve and, to the extent applicable, make recommendations to the Board with respect to the following matters:

1. Transactions exceeding those parameters established by the Board from time to time for which the Board has delegated authority to Management for review and approval.

2. The credit capacity and financial condition, planning and structure of the Company.

3. Dividend policies.

4. Strategic financial policies of the Company, including debt quality, debt rating, and debt/equity ratios.

5. Long-range financial plans of the Company.

6. Debt and equity placements and offering strategies.

7. Repurchases of Company stock.

8. Financial public relations and communications policies with respect to shareholders, debt holders and the investment community. 9. Shelf registrations (both debt and equity).

10. If applicable, minimum share prices for optional Dividend Reinvestment Plan contributions and At The Market Offerings.

11. Derivative policies and strategies governing the use of swaps, forwards, futures, options, caps and floors.

12. All other matters duly delegated to the Committee by the Board pursuant to applicable Indiana law.

DUKE REALTY CORPORATION
PROXY
600 EAST 96th STREET, SUITE 100
INDIANAPOLIS, INDIANA 46240

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Thomas L. Hefner, Dennis D. Oklak and Howard L. Feinsand, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all Common Shares of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 28, 2004, at 3:00 p.m., local time and at any adjournment or postponement thereof.

To vote your proxy, please date and sign on the reverse side, and mail your proxy card in the envelope provided as soon as possible. You may also vote on the Internet or by e-mail by following the instructions on page 2 of the Proxy Statement.

(Continued on the reverse side)

REVOCABLE PROXY

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here /x/

1.    ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR.

/ /	FOR ALL NOMINEES	NOMINEES:
	LISTED AT RIGHT	O	Barrington H. Branch
		O	Gary A. Burk
/ /	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Geoffrey Button William Cavanaugh III
		O	Ngaire E. Cuneo
/ /	FOR ALL EXCEPT (See instruction below)	O O	Charles R. Eitel Thomas L. Hefner
		O	L. Ben Lytle
		O	William O. McCoy
		O	John W. Nelley, Jr.
		O	Dennis D. Oklak
		O	James E. Rogers
		O	Jack R. Shaw
		O	Robert J. Woodward, Jr.
		O	Darell E. Zink, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the appointment of KPMG LLP as independent auditors	/ /	/ /	/ /

DIRECTORS RECOMMEND A VOTE "FOR" THIS PROPOSAL.

3.	Shareholder proposal to separate the positions of Chairman of the Board and Chief Executive Officer	/ /	/ /	/ /

DIRECTORS RECOMMEND A VOTE "AGAINST" THIS PROPOSAL.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE AND TWO AND AGAINST PROPOSAL THREE.

The undersigned acknowledges receipt from Duke Realty Corporation of, prior to the execution of this proxy, a notice of the meeting, a proxy statement, and an annual report to shareholders.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE		DATE

SIGNATURE		DATE

(SIGNATURE IF HELD JOINTLY)

NOTE: Please sign exactly as name appears above. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.